Exhibit 21.1

Subsidiaries

FG Reinsurance, Ltd., a Cayman Islands Company

PIH Re, Ltd., a Bermuda Company

FG Strategic Consulting, LLC, a Delaware Company

FG SPAC Solutions, LLC, a Delaware Company

FG SPAC Partners GP, a Delaware Company

FG SPAC Partners LP, a Delaware Company

Fundamental Global Asset Management, LLC, a Delaware Company